SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 From time to time, Trian Fund Management, L.P. (“Trian”) may distribute the following communication, or distribute or use substantially similar communications, relating to The Procter & Gamble Company (“P&G”):

Upstarts like Dollar Shave are growing faster and taking market share from P&G. Nelson Peltz can help P&G grow again bit.ly/2vK3ytY

In addition, from time to time, Trian or Clayt Daley, former Vice Chairman and Chief Financial Officer of P&G, may send the following communication (or use substantially similar communications) from Mr. Daley relating to P&G:

There is some misinformation circulating that needs clarification. Trian is NOT a typical hedge fund meaning Trian does not bet against companies by shorting stocks. Rather, Trian is a highly engaged shareowner that only takes “long” positions in stocks and holds a concentrated portfolio (usually 7- 9 positions). Trian typically invests in great companies that have lost their way and offers a set initiatives designed to improve operational performance and strategic focus. Working constructively with management teams and boards, Trian holds stocks an average of seven years when Nelson Peltz is on the board, which is far longer than most mutual funds.  Consumer companies where Nelson Peltz serves on the board have historically outperformed the S&P 500 by an average of approximately 8% per year (for both EPS growth and total shareholder returns) during Trian’s investment. P&G sure needs this kind of performance. I urge you to read Trian’s letter to the men and women of P&G at www.RevitalizePG.com which helps clarify some of the issues raised by this group. If you haven't voted or are considering changing your vote, contact Innisfree M&A Inc. at 1-877- 750-8338  to get a white proxy card.

Copies of additional soliciting materials posted to www.RevitalizePG.com are filed herewith as Exhibit 1.

Exhibit 1

“Upstarts like Dollar Shave are growing faster and taking market share from P&G. Nelson Peltz can help P&G grow again”

Gillette Case Study

In 2005, P&G acquired Gillette for $57bn but has lost 1,250 bps of share in the U.S. men's shave category in just 5 years

- ***Lack of innovation:*** From the 1980s through P&G's acquisition, Gillette launched a new razor / blade platform every 7-9 yrs, cannibalizing prior platforms but distancing itself from competition and growing share. **P&G has not launched a new platform since the acquisition (12 yrs and counting; see chart on right)**
- ***Lack of competitive response:*** Gillette also did not adequately respond to upstarts such as Dollar Shave Club and Harry's launching less expensive product with internet delivery. These competitors have taken ~1,000 bps of share combined in just the last five years
- ***How may P&G's structure have impacted Gillette?*** We understand that Gillette management advocated for a direct-to-consumer program a year before Dollar Shave Club launched in 2011. Given a combination of razor blades' high prices, small size and weight and regular ordering pattern, the category was a good fit (and susceptible to competition from) online
- A proactive and aggressive direct-to-consumer response was quickly "shut down" by corporate and the local sales team
- In this case, P&G would have benefitted from more decentralized and less homogenized thinking
- Now, six years later, P&G is committed to online subscription for Gillette but is still ramping up investment and playing catch-up

"Platform" Introductions Have Slowed

Sensor	**1989**	9 years
Sensor Excel	*1994*	
Mach 3	**1998**	7 years
Mach 3 Turbo	*2001*	
Sensor 3 Refillable	*2004*	
M3 Power	*2004*	
Fusion System	**2005**	*Acquired by P&G in 2005*
Expanded M3 Power	*2005*	12+ years
Fusion Proglide	*2010*	
Fusion Proglide Flexball	*2014*	
Fusion Proshield	*2016*	
???	2017	

U.S. Men's Grooming Market Share

Gillette
(P&G)
62%
49%
DOLLAR SHAVE CLUB
(Unilever)
+
HARRY'S
10%
0%
2011
2016
2011
2016

Source: Euromonitor International Limited 2017 ©, Wall Street research, Gillette website, investor call transcripts and discussions with former Gillette employees.